Exhibit 99

FOR IMMEDIATE RELEASE	October 1, 2020

Contact: Nelli Madden
732-577-9997

UMH Properties, Inc. Declares Common and Preferred Dividends

FREEHOLD, NJ, October 1, 2020…...........On October 1, 2020, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable December 15, 2020, to shareholders of record at the close of business on November 16, 2020. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also, on October 1, 2020, the Board of Directors declared a quarterly dividend of $0.421875 per share for the period from September 1, 2020 through November 30, 2020, on the Company’s 6.75% Series C Cumulative Redeemable Preferred Stock payable December 15, 2020, to shareholders of record at the close of business on November 16, 2020. Series C preferred share dividends are cumulative and payable quarterly at an annual rate of $1.6875 per share.

In addition, on October 1, 2020, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from September 1, 2020 through November 30, 2020, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable December 15, 2020, to shareholders of record at the close of business on November 16, 2020. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 124 manufactured home communities containing approximately 23,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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